Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aptevo Therapeutics Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 31, 2017, with respect to the consolidated financial statements of Aptevo Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 9, 2017